Exhibit 99.1

BioLargo achieves important milestones- sales increase by 176%

Westminster, CA – August 15, 2017 – BioLargo, Inc., (OTCQB: BLGO; www.biolargo.com), a sustainable science and technology company that delivers practical solutions for clean water, clean air and advanced wound care, announced today that a series of noteworthy milestones had been achieved that are reported in its quarterly report filed with the Securities and Exchange Commission. Highlights from the quarterly report include:

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CupriDyne Clean - the company has secured national purchasing agreements with three leaders in the solid waste handling industry, and product sales are increasing. For the six months ended June 30, 2017, total product sales increased by 176% over the comparable period in 2016.

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Clyra Medical - its subsidiary Clyra has concluded development on two products, and retained a leading company to prepare documentation for pre-market notification to the FDA under Section 510(k); this process is almost complete and application is imminent. Clyra also received $1M in investments in a private offering of common stock.

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Director of Business Development – new hiring - In July the company hired Jui Shan Yong, PhD, to serve as the Director of Business Development for the BioLargo AOS system. Dr. Yong has more than 14 years of experience in international business development and technology consulting in the water and environmental sector with companies like Veolia Water Technologies North America, SembCorp Industries Singapore, SafBon Shanghai Water Holding, Nanostone, Aquafortus etc. Her experience and expertise also includes new technology commercialization, technology assessment, feasibility studies, marketing, strategic planning, sustainability studies, M&A and partnership development.

●	The Company is currently hosting its third annual Technical Symposium at the University of Alberta, August 14th and 15th.

Dennis P. Calvert, President and CEO of BioLargo commented, “We are excited about increasing sales and we expect the trend to continue. While our new national purchasing agreements don’t guarantee us sales, the fact that we have broken through a major barrier to adoption is proving critical as we consistently win new business with these corporate clients as well as municipal clients. CupriDyne Clean consistently out-performs the competition and we love our clients as we work hand in hand with them to maximize its performance and value. Clyra also has a bright near term future and we are thankful for the continued support of our investors. We will report when Clyra’s FDA applications are on record. Shan Yong, PhD is another great addition to the BioLargo team. We continually strive to surround our world-class technology with world-class talent. The technical symposium is a resounding success as we present the successful results of our three commercial validation studies. The event is continuing is today, so we will report more details as soon as we are able. I encourage our stakeholders to read the entire quarterly report for a complete understanding of the highlights listed in this press release.”

About BioLargo, Inc.
BioLargo, Inc. (BLGO) makes life better by delivering sustainable technology-based products that help solve some of the most widespread problems threatening the world's supply of water, food, agriculture, healthcare and energy. More information can be found about the company and its subsidiaries at www.BioLargo.com. Its subsidiary BioLargo Water, Inc. (www.BioLargoWater.com) showcases the Advanced Oxidation Systems, including its AOS Filter -- a product in development specifically designed to eliminate common, troublesome, and dangerous (toxic) contaminants in water in a fraction of the time and cost of current technologies. It is the winner of the Technology Star award by New Technology Magazine for its breakthrough innovation for the oil industry and is named the Technology Innovation Leader in the water treatment market by Frost & Sullivan. BioLargo also owns a 50% interest in the Isan System, which was honored with a "Top 50 Water Company for the 21st Century" award by the Artemis Project now being commercialized under a license to Clarion Water, Inc. BioLargo's subsidiary Odor-No-More Inc., features award-winning products serving the pet, equine, military supply and consumer markets, including the Nature's Best Solution® and Deodorall® brands (www.OdorNoMore.com). BioLargo's subsidiary Clyra Medical Technologies, Inc. (www.ClyraMedical.com) focuses on advanced wound care management.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo's Annual Report on Form 10-K.

Contact:

Company Contact

Dennis Calvert

President and CEO

BioLargo, Inc.

949-643-9540 x2